Exhibit 99.1

Contact: Stewart E. McClure, Jr.
President & CEO
908.630.5000

William S. Burns
Chief Financial Officer
908.630.5018

SOMERSET HILLS BANCORP REPORTS
2009 FOURTH QUARTER AND FULL YEAR EARNINGS
DECLARES CASH DIVIDEND OF $0.05 PER SHARE

BERNARDSVILLE, N.J., January 28, 2010 (GLOBE NEWSWIRE) — Somerset Hills Bancorp (Nasdaq: SOMH) (the “Company”) parent company of Somerset Hills Bank (the “Bank”) reported net income of $481,000 for the quarter ended December 31, 2009, a 45.8% increase from the $330,000 earned during the fourth quarter of 2008. Diluted earnings per share for the fourth quarter were $0.10 in 2009 versus $0.06 in 2008.

Net income for the year ended December 31, 2009 was $1.894 million, up 20.9% from $1.566 million earned in 2008. Diluted earnings per share were $0.30 for each of the years ended December 31, 2009 and 2008. Net income available to common stockholders was $1.544 million for the year ended December 31, 2009. Net income available to common and diluted earnings per share for 2009 reflect accretion, dividends, and repurchase premium related to $7.4 million of preferred stock and warrants issued on January 16, 2009 to the U.S. Treasury under the Capital Purchase Program. During the second quarter of 2009 the Company repurchased all of the preferred stock and warrants issued to Treasury, and therefore these securities had no impact on the current quarter.

Stewart E. McClure, Jr., President and CEO stated, “We are very pleased with our annual and quarterly results, especially in light of the current economic environment. While a majority of financial institutions struggled over the course of the past year, we were able to build capital and reserves, improve earnings, grow core deposits, and maintain asset quality metrics that place us, on a relative basis, among the best in the region and across the nation. We believe the positives achieved during 2009 were realized as a result of our long-held conservative lending philosophies, our commitment to strong capital levels, and the support of a highly experienced team of bankers. We also have enjoyed the benefits of a surprisingly resilient local market and customer base which has held up better economically than most other areas of the United States.” Mr. McClure further commented, “As we begin 2010, we are cautiously optimistic, with our biggest concern being the negative effects of a continuing high rate of unemployment. Nevertheless, we believe that our strong capital, liquidity and franchise area will allow us to take advantage of quality lending opportunities as the economy gradually improves.”

Net interest income for the 2009 fourth quarter totaled $2.694 million, an increase of $59,000, or 2.2%, from $2.635 million earned in the year ago quarter. The increase in net interest income was due to higher average interest-earning assets, which increased by 11.2% to $300.7 million in the fourth quarter of 2009 from $270.4 million in the fourth quarter of 2008. Largely offsetting this increase was a 33 basis point decline in the net interest margin to 3.55% in the current quarter from 3.88% in the prior year quarter. Although average core deposits grew by a robust 14.2% in the fourth quarter of 2009 from the fourth quarter of 2008, a strategic decision was made to stay relatively more liquid during the economic downturn as well as to help guard against the potential ill-effects of rising interest rates. Reflecting this strategy, our average overnight investments increased to $43.1 million in the current quarter versus $7.6 million a year ago. Management currently expects a widening of the net interest margin as the Bank heads into 2010, resulting from a recent downward re-pricing of time deposits and certain other deposit products. For the full year 2009, net interest income was $10.463 million, down from $10.713 million for 2008. The decrease resulted from a contraction in the net interest margin to 3.59% in 2009 from 4.12% in the prior year, partially offset by a 12.3% increase in average interest earning assets to $291.8 million in 2009 from $259.8 million in the prior year.

The reductions in net interest margin and the increases in interest-earning assets for the full year of 2009 versus 2008 were due primarily to the aforementioned strategy to increase liquidity.

Non-interest income increased by $268,000 to $548,000 in the fourth quarter of 2009 from $280,000 in the fourth quarter a year ago, largely due to a $172,000 increase in gains on sales of loans at the Bank’s residential mortgage lending subsidiary, Sullivan Financial Services, Inc., reflecting higher volumes and a widening of sales margins. Further contributing to the increase in the quarterly comparison was a pretax charge of $109,000 taken in 2008 related to the disposition of an other real estate owned (“OREO”) property. For the twelve months ended December 31, 2009, non-interest income was $2.931 million, up $1.184 million from the $1.747 million reported for the prior year. Gains on sales of residential mortgages increased by $548,000 for the year-over-year comparison due to increased volume and widening sales margins. Further contributing to the increase was $568,000 in tax free proceeds in January 2009 from a bank-owned life insurance policy and the aforementioned $109,000 OREO-related loss in 2008.

Non-interest expenses remained relatively flat at $2.347 million in the fourth quarter of 2009 versus $2.335 million in the fourth quarter of 2008. An increased FDIC insurance premium and moderately higher employee expenses, including increased costs for health benefits, were essentially offset by management’s continued focus on expense control. For the full year 2009, non-interest expense was $10.109 million, up $329,000 from the $9.780 million reported for the prior year. Contributing to increased operating expenses for the year-over-year comparison were a $320,000 increase in FDIC insurance premiums and a non-recurring $183,000 charge in 2009 for retirement plan liability. Excluding both the increase in FDIC expenses and the non-recurring retirement plan charge, all other operating expenses declined by 1.8%, reflecting overall cost containment.

The Company recorded provisions for income taxes of $214 thousand and $100 thousand for the fourth quarters of 2009 and 2008, respectively. The effective tax rate for the quarter ended December 31, 2009 was 30.8%, as compared to 23.3% for the quarter ended December 31, 2008. The effective income tax rate in this year’s fourth quarter was higher due to an increase in income subject to income taxes. The Company recorded provisions for income taxes of $441 thousand and $599 thousand for the twelve months ended December 31 2009 and 2008, respectively. The effective tax rate for full year 2009 was 18.9%, as compared to 27.7% for 2008. The low effective tax rate in 2009 was due to a $568 thousand nontaxable death benefit received on bank owned life insurance during the first quarter.

For the fourth quarter of 2009, the provision for loan losses was $200,000 and net-charge offs were $3,000, while for the fourth quarter of 2008, the provision for loan losses was $150,000 and net-charge-offs were $390,000. For the full year 2009, the provision for loan losses was $950,000 and net charge-offs were $658,000, while for the full year 2008, the provision was $515,000 and net charge-offs were $897,000. The allowance for loan losses was $3.111 million, representing 1.51% of total loans at December 31, 2009 versus $2.819 million, representing 1.33% of total loans at December 31, 2008. The level of the allowance for loan losses is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing and anticipated economic conditions. Total non-accrual loans at year-end 2009 were $256,000, representing 0.12% of total loans, down significantly from $1.365 million, or 0.65% of total loans, at year-end 2008. Total non-performing assets, which includes nonaccrual loans and OREO was, as a percentage of total assets, 0.08% at year-end 2009 and 0.46% at year-end 2008. At year-end 2009, the Company had no OREO and one troubled debt restructured loan (“TDR”) totaling $394,000. Excluding the one TDR, which is currently performing under its restructured terms, the Company had, as of December 31, 2009, $759,000 of loans delinquent more than 30 days and still accruing interest, representing 0.37% of total loans. None of the delinquent loans still accruing interest are past due 90 days or more. A year ago, the Company had no loans past due more than 30 days and still accruing.

The Company’s tangible common equity ratio was 11.57% at year-end 2009 versus 12.52% one year ago, the decline resulting from a 10.2% increase in period-end total assets. Tangible book value per share was $7.37 at year-end 2009 and $7.24 at year-end 2008.

The Board of Directors has declared a quarterly cash dividend of $0.05 per share payable February 26, 2010 to shareholders of record as of February 12, 2010.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended December 31

($ in thousands except per share data)	2009	2008

Income Statement Data:
Net interest income	$2,694	$2,635
Provision for loan losses	200	150

Net interest income after prov. for loan losses	2,494	2,485
Non-interest income	548	280
Non-interest expense	2,347	2,335

Income before income taxes	695	430
Income tax expense	214	100

Net income	$481	$330

Diluted earnings per share	$0.10	$0.06

Balance Sheet Data:
At period end-
Total assets	$330,110	$299,663
Loans, net	203,657	208,427
Loans held for sale	5,360	2,366
Allowance for loan losses	3,111	2,819
Investment securities held to maturity	12,262	12,293
Investment securities held for sale	34,215	36,816
Deposits	279,125	249,760
Borrowings	11,000	11,000
Shareholders’ equity	38,200	37,529
Book value per share	$7.37	$7.24
Tangible common equity ratio	11.57%	12.52%
Average for the period-
Interest-earning assets	300,734	270,390
Total assets	318,001	292,463
Shareholders’ equity	38,694	37,081

Performance Ratios:
Return on average assets	0.60%	0.45%
Return on average equity	4.93%	3.53%
Net interest margin	3.55%	3.88%
Efficiency ratio	72.4%	80.1%

Asset Quality:
Net charge-offs	3	390
At period end-
Nonaccrual loans	256	1,365
OREO property	—	—
Total nonperforming assets	256	1,365
Troubled debt restructured loans	394	—
Nonaccrual loans to total loans	0.12%	0.65%
Nonperforming assets to total assets	0.08%	0.46%
Allowance for loan losses to total loans	1.51%	1.33%
Allowance as a % of nonperforming loans	1,215%	207%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Loans, including fees	$2,929	$3,117	$11,720	$12,978
Federal funds sold	—	9	2	106
Investment securities	501	516	2,043	1,879
Cash and due from banks	30	9	89	25

Total interest income	3,460	3,651	13,854	14,988

INTEREST EXPENSE
Deposits	672	922	3,020	3,890
Federal funds Purchased	—	—	—	12
Federal Home Loan Bank advances	94	94	371	373

Total interest expense	766	1,016	3,391	4,275

Net Interest Income	2,694	2,635	10,463	10,713

PROVISION FOR LOAN LOSSES	200	150	950	515

Net interest income after provision for loan losses	2,494	2,485	9,513	10,198

NON-INTEREST INCOME
Service fees on deposit accounts	85	88	293	313
Gains on sales of mortgage loans, net	322	150	1,491	943
Gains on sales of investments	—	7	—	7
Loss on sale of other real estate owned	—	(109)	—	(109)
Bank owned life insurance	77	88	879	348
Other income	64	56	268	245

Total Non-Interest Income	548	280	2,931	1,747

NON-INTEREST EXPENSE
Salaries and employee benefits	1,302	1,224	5,452	5,141
Occupancy expense	435	466	1,882	1,917
Advertising & business promotions	46	51	198	274
Printing stationery and supplies	35	45	186	183
Data processing	124	122	499	540
Other operating expense	405	427	1,892	1,725

Total Non-Interest Expense	2,347	2,335	10,109	9,780

Income before provision for taxes	695	430	2,335	2,165

PROVISION FOR INCOME TAX	214	100	441	599

Net income	$481	$330	$1,894	$1,566

Dividends on preferred stock and accretion	—	—	350	—

Net income available to common stockholders	$481	$330	$1,544	$1,566

Diluted earnings per common share	$0.10	$0.06	$0.30	$0.30

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)

	December 31, 2009	December 31, 2008

	(unaudited)	(unaudited)

ASSETS

Cash and due from banks	$56,292	$19,997
Federal funds sold	—	1,500

Total cash and cash equivalents	56,292	21,497

Loans held for sale, net	5,360	2,366
Investment securities held to maturity (Approximate maket value of $11,983 in 2009 and $11,608 in 2008)	12,262	12,293
Investments available for sale	34,215	36,816

Loans receivable	206,768	211,246
Less allowance for loan losses	(3,111)	(2,819)

Net loans receivable	203,657	208,427

Premises and equipment, net	5,592	5,973
Bank owned life insurance	7,756	8,459
Accrued interest receivable	1,127	1,227
Other assets	3,849	2,605

Total assets	$330,110	$299,663

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$59,288	$50,957
Interest bearing deposits Now, M/M and savings	169,510	140,945
Certificates of deposit, under $100,000	26,041	32,774
Certificates of deposit, $100,000 and over	24,286	25,084

Total deposits	279,125	249,760

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	1,785	1,374

Total liabilities	291,910	262,134

STOCKHOLDERS’ EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	—	—
Common stock- authorized 9,000,000 shares of no par value; issued and outstanding, 5,179,773 shares in 2009 and 5,180,012 shares in 2008	37,334	37,361
Retained earnings (accumulated deficit)	182	(326)
Accumulated other comprehensive income	684	494

Total stockholders’ equity	38,200	37,529

Total liabilities and stockholders’ equity	$330,110	$299,663